EXHIBIT 99.1

Republic Bancorp, Inc. to Present at the 2010 Rodman & Renshaw Annual Global Investment Conference

August 27, 2010

Contact: Kevin Sipes

Executive Vice President & CFO

Louisville, KY — (BUSINESS WIRE) — Republic Bancorp, Inc. (NASDAQ:RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, today announced that it will make a presentation on Monday, September 13, 2010 at 3:15 PM EDT at the Rodman & Renshaw Annual Global Investment Conference. The conference takes place at the New York Palace Hotel, New York City from September 12th through September 15th, 2010. Steven E. Trager, President and Chief Executive Officer, will represent the Company at the conference.

In addition to its formal presentation, the Company will participate in a number of meetings with institutional investors during the conference. The Company’s presentation materials will be filed with the Securities and Exchange Commission on Form 8-K and posted to the investor section of the Company’s website, www.republicbank.com, prior to the event.

To hear the web cast of the presentation, please register at: www.wsw.com/webcast/rrshq18/rbcaa

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of Republic Bank & Trust Company with 35 banking centers in 13 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana — Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey, New Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.1 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.

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